EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215032) and Form S-8 (No. 333-214944, No. 333-201825, No. 333-179536, No. 333-141178 and No. 333-112133) of Pro-Dex, Inc. (the “Company”), of our report dated October 13, 2023, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the correction of errors), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2023.

/s/ Moss Adams LLP

Irvine, California

October 13, 2023